Exhibit 99.1

Travere Announces Proposed Convertible Senior Notes Offering to Refinance 2029 Convertible Notes

2026-05-05

SAN DIEGO – (BUSINESWIRE) – Travere Therapeutics, Inc. (Nasdaq: TVTX) today announced its intention to offer, subject to market and other conditions, $400 million aggregate principal amount of convertible senior notes due 2032 (the “Notes”) in an underwritten offering. Travere also expects to grant the underwriters of the Notes a 30-day option to purchase up to an additional $60 million aggregate principal amount of Notes, solely to cover over-allotments. As described in more detail below, Travere intends to use a portion of the net proceeds from the offering to repurchase a portion of its currently outstanding convertible notes.

The Notes will be senior unsecured obligations of Travere and will accrue interest payable semiannually in arrears. The Notes will be convertible in certain circumstances into cash, shares of Travere’s common stock, or a combination of cash and shares of Travere’s common stock, at Travere’s election. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of the pricing of the offering.

Travere intends to use a portion of the net proceeds from the offering to repurchase a portion of its outstanding 2.25% senior convertible notes due 2029 (the “2029 Notes”) for cash, depending on negotiations and pricing determinations in connection with such proposed repurchase transactions. Travere is negotiating these repurchases with certain of the holders of the 2029 Notes, and no assurance can be given as to how much, if any, of the 2029 Notes will be repurchased or the price at which they will be repurchased. Travere intends to use the remaining net proceeds from the offering for general corporate purposes, which may include commercialization expenses, clinical trial and other research and development expenses, capital expenditures, working capital and general and administrative expenses.

In connection with any repurchase of the 2029 Notes, Travere expects that holders of the 2029 Notes who agree to have their 2029 Notes repurchased and who have hedged their equity price risk with respect to such 2029 Notes (the “hedged holders”) will, concurrently with the pricing of the Notes, unwind their hedge positions by buying Travere’s common stock and/or entering into or unwinding various derivative transactions with respect to Travere’s common stock. The amount of Travere’s common stock to be purchased by the hedged holders may be substantial in relation to the historical average daily trading volume of Travere’s common stock. This activity by the hedged holders may increase the effective conversion price of the Notes. Travere cannot predict the magnitude of such market activity or the overall effect it will have on the price of the Notes or Travere’s common stock.

J.P. Morgan, Jefferies, and Leerink Partners are acting as joint book-running managers for the offering.

The offering of the Notes has been registered under the Securities Act of 1933, as amended. For additional information relating to the offering, Travere refers you to its Registration Statement on Form S-3, which Travere filed with the Securities and Exchange Commission (the “SEC”) on August 1, 2024 and which became immediately effective on the same date. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, or by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any shares issuable upon conversion of the Notes, nor shall there be any sale of the Notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About Travere Therapeutics

At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow.

Forward-Looking Statements

In addition to historical facts, this press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. Such forward-looking statements include, among others, statements relating to Travere’s expectations regarding the completion, timing and size of its proposed offering, the use of proceeds from the proposed offering, Travere’s intention to repurchase a portion of its outstanding 2029 Notes, and Travere’s expectations regarding the actions of the hedged holders. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, whether Travere will offer the Notes or be able to consummate the proposed offering at the anticipated size or on the anticipated terms, or at all, the satisfaction of closing conditions related to the proposed offering, whether and on what terms Travere may repurchase or repay any of the 2029 Notes, the actions of the hedged holders, as well as risks and uncertainties associated with Travere’s business and finances in general, and the other risks described in Travere’s annual report on Form 10-K for the year ended December 31, 2025 and most recent quarterly report on Form 10-Q, which are on file with the SEC. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Travere’s control. Travere undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:

888-969-7879

IR@travere.com